Exhibit 99.1

Third Quarter Reports

Financial Results

U.S. Premium Beef (USPB) has closed its books for the third quarter of fiscal year 2024 and has filed the results with the Securities and Exchange Commission. For the quarter, which ended September 28, 2024, USPB recorded net income of $3.5 million compared to net income of $15.0 million in the same period in the prior year, a decrease of approximately$11.5 million. Year-to-date, USPB recorded net income of $8.1 million compared to net income of $36.9 million in the same period in the prior year, a decrease of approximately $28.8 million. The year-over-year decrease was the result of lower net income at National Beef. Although net income was down when compared to the prior year, USPB has paid tax distributions totaling $10.0 million, or $13.28 per combined unit in 2024.

For the third quarter, National Beef recorded net income of $22.0 million, a decrease of $76.9 million compared to the same period a year ago. Through the end of September, National Beef realized net income of $51.2 million, a decrease of $197.6 million from the prior year. Lower per unit beef processing margin was the key driver of the decrease in overall profitability in the 2024 period, as compared to the 2023 period.

During the first three quarters of 2024, USPB producers delivered 643,846 head of cattle through USPB to National Beef plants, including Tama. The average gross premiums for all of the cattle delivered was $68.00 per head, with the top 25% and 50% receiving premiums of $132.53 and $108.92, respectively.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace. Please call our office if you have questions about USPB’s financial and operational results.

Grid Performance

Kansas Grid

Grid performance for U.S. Premium Beef, LLC (USPB) cattle delivered to Kansas plants during the third quarter (Q3) of fiscal year 2024 is summarized in Table 1.

Affordable corn, strong fed cattle markets and high feeder replacement costs have encouraged feeders to feed longer throughout the industry. According to USDA reports, steer carcass weights were 25 pounds heavier than Q3 last year.

USPB average carcass weights were a surprising 40 pounds heavier than a year ago. The average for Q3 this year was record high during company history.

Figure 1 shows the weekly average carcass weight of USPB cattle on the Kansas grid. Snow and muddy pen conditions caused the severe drop early in the year. Weights of USPB cattle recovered and surpassed previous years by a significant margin during the normal summer low period. This year’s shape of the curve, or seasonality of carcass weight, has changed drastically.

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USPB cattle harvested during Q3 were placed on feed 25 pounds heavier than a year ago. Yet, days on feed (DOF) was only one day less. Good weather conditions have also helped improve animal performance. The “In Weight*DOF/100” index, shown in Figure 2, was the third highest on record, surpassed only by the previous two quarters. As the index goes higher, cattle are being fed more days in relation to their in weight. Even with the added days, apparent average daily gain was still higher than a year ago.

As a result, Kansas grid cattle had a record high percentage of yield grade 4 and 5 carcasses. This was driven primarily by a record high average backfat. Surprisingly, ribeye area was still above average according to the yield grade equation, even with the huge increase in carcass weight. Conversely, the percentage of yield grade 1s and 2s was the lowest in more than 10 years. This resulted in a yield grade discount that was more negative. However, the average discount was only -$6.81 per head.

Also related to more days on feed and fatter endpoints, the percentage of carcasses weighing 1,101 pounds or greater was record high. However, due to grid changes in recent years, the outweight discount per head was similar to the previous quarter and a year ago.

On a positive note, yield, or dressing percentage, was the highest in 11 years. Combined with record high fed cattle prices, this resulted in a record high yield benefit per head which is shown in Figure 3. This was $12 per head more than the previous record, and was $30 per head more than Q3 last year.

USPB cattle continued to grade well during Q3. The Choice and Prime percentage, for both USPB and the industry, increased compared to a year ago. Prime percentage on the Kansas grid was unchanged but remained in the top 5% of historical company quarterly averages. The percentage of carcasses qualifying for the Certified Angus Beef® (CAB) brand decreased slightly. This was likely due to more carcasses being disqualified for excessive backfat or carcass weight beyond specification for the brand. As a whole, average marbling score was the second highest on record.

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The Choice/Select spread was higher than the previous quarter, but lower than a year ago when it was record high. The spread during Q3 was still in the top 12% historically. Prime premium used on the grid was up significantly from last quarter and only about $1 lower than a year ago. CAB premiums used on the grid in Q3 were similar compared to last year and ranked in the top 10% historically. As a result, quality grade premium per head was the tenth highest on record.

Total average premium in Figure 4 was $96.70 per head more than if the cattle were sold on the cash, live market in Kansas. This was the second highest quarterly average in company history. The top 25%, sorted by premium per head, averaged $152.73 per head greater than the cash market during Q3.

Table 1 now includes “Other premium” per head. This includes the $1 payment for electronic ID (EID) tags that was initiated in May 2024. It also includes premiums for the AngusLinkSM Genetic Merit ScorecardSM (GMS) that began in August 2024.

So far, more than1,900 head have been delivered that qualified for the new GMS premium of $5 per head. They were 36% Prime and had a total premium of $189 per head. Please call 866-877-2525 if you have questions about the GMS program or the EID payment.

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Iowa Grid

Grid performance for USPB cattle delivered to the Tama, Iowa, plant is summarized in Table 2.

While cattle performance can be compared, premiums on the Iowa grid cannot be compared directly to those from the Kansas grid. Only black-hided cattle are harvested at the Tama plant. The Iowa grid compares back to a dressed delivered price in Iowa/Minnesota instead of a live price at the feedyard on the Kansas grid. Therefore, the Iowa grid does not have a “yield benefit.”

Instead, the benefit of the $1/cwt “formula allowance” added to the USDA dressed delivered price is listed. There are also other differences in the structure of the two grids. These are different cattle, harvested at a different plant, in a different region, on a different grid.

Cattle in the Corn Belt are consistently fed longer DOF, to fatter endpoints. Figure 5 shows the quarterly average yield grade of cattle on the Iowa and the Kansas grids. Notice how much higher the averages are for the Iowa grid. Also, in the most recent quarter, Kansas grid cattle increased to a record high level; however, Iowa grid cattle remained consistent.

Iowa grid cattle had heavier carcass weights compared to a year ago, but not as extreme as the Kansas grid. Iowa carcass weights were 19 pounds greater than a year ago which was nearly half of the increase in Kansas. In general, carcass weight on the Iowa grid is still following its normal seasonality.

Yields on the Iowa grid were numerically the second highest, but in general, have been consistent in recent years. Therefore, Iowa cattle did not increase in yield like the Kansas cattle did in Q3.

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Prime has a significant impact on the Iowa grid. Numerically, the Q3 Prime percentage was the third highest since the grid initiated in 2020. But, in general, Prime has been consistently high for the past two years. Figure 6 shows the Prime percentage on the Iowa grid compared to the national average as reported by USDA. Recently, Iowa cattle have been increasing their advantage over industry average.

Total premium per head, shown in Figure 7, increased from the previous quarter, as it typically does seasonally and was very similar to a year ago. The improvement over the previous quarter is due largely to the increase in quality grade premiums used on the grid. The Choice/Select spread, Prime premium and CAB premiums were all higher during Q3 versus Q2.

Cattle on the USPB Iowa grid had an average premium of $52.36 per head more than if they were marketed on the dressed delivered cash market in the Iowa/Minnesota region, as reported by USDA. The top 25% averaged an overall premium of $113.26 per head.

Recently, price differences between northern and southern markets have narrowed, which makes the Kansas and Iowa grids similar in terms of total dollars generated. However, Iowa delivery rights are more readily available, while Kansas delivery rights are often limited. Please call 866- 877-2525 if you have an interest in delivering black-hided cattle on the USPB grid at the Tama, Iowa, plant.

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USPB Grid Performance for Cattle Harvested in Kansas

* = record high/large

Table 1	FY24, Q3 (this Qtr)	FY24, Q2 (last Qtr)	FY23, Q3 (year ago)	FY24, Q4 to-date
USDA-KS cash $/cwt.	$186.33*	$185.00	$179.88	$187.58
Choice & Pr. Threshold, %	70.00	70.00	67.51	70.00
CH/SE spread, $/cwt.	$16.53	$8.82	$27.11	$17.84
Prime/Choice spread, $/cwt	$20.32	$13.26	$21.35	$29.32
CAB spread, $/cwt.	$5.55	$3.23	$5.52	$5.90
YG 4&5 Threshold, %	15.00	15.00	10.86	15.00
% steers	45.95	49.79	45.27	41.97
% black hided	75.57	75.25	75.12	75.13
Apparent Avg Daily Gain	3.44	3.25	3.28	3.58
Placement weight	752	734	727	765
Days fed	183	194*	184	178
Live weight	1,382	1,365	1,330	1,404
Carcass weight	892	876	852	904
Yield, %	64.56	64.16	64.04	64.37
Prime, %	7.76	7.81	7.74	7.11
Choice & Prime, %	86.72	86.63	84.11	85.17
CAB, %	25.89	27.12	26.38	22.91
CHBP, %	0.71	0.72	0.63	0.58
Yield Grade 1&2, %	36.13	39.85	45.15	40.22
Yield Grade 3, %	42.21	43.09	40.05	41.06
Yield Grade 4&5, %	21.66*	17.06	14.80	18.72
Average backfat, inches	0.66	0.60	0.61	0.66
Actual–Required REA, sq.in.	0.47	0.40	0.74	0.71
Heavyweight, 1101/up, %	3.05	2.07	0.89	5.15
Total Condemned liver, %	22.28	23.93	21.10	22.63
Open Abscessed liver, %	5.12	4.55	5.11	4.40
QG premium/head	$46.97	$24.47	$62.44	$47.09
Yield benefit/head	$53.48*	$33.55	$23.19	$46.84
Yield Grade premium/head	-$6.81	-$1.39	-$2.19	-$3.50
Outweight discount/head	-$3.44	-$4.30	-$2.75	-$5.83
Steer premium/head	$6.50	$6.86*	$6.03	$6.13
Subtotal premium/head	**$96.70**	**$59.19**	**$86.72**	**$90.73**
Other premium/head	$0.17	NA	NA	$0.25
Natural premium/head	$0.77	$1.73	$0.40	$1.12
Total premium/head	**$97.64**	**$60.92**	**$87.12**	**$92.10**
Top 25% premium/head	$152.73	$119.55	$158.76	$153.23

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Assurance for All

Beef Quality Assurance adds resources for added transparency, progress in raising beef.

Today, it’s commonplace to go to a restaurant or grocery store and see imagery of ranchers and cattle surrounding beef products. When taking a bite of a steak, there’s almost zero concern for the product’s taste and safety.

But that wasn’t always the case. In the late 1980s and early 1990s, the industry faced significant scrutiny over carcass quality during harvest.

Around this same period, the release of the paper “Lost Opportunities for the Beef Cattle Industry” by National Cattlemen’s Beef Association economist Chuck Lambert, marked a pivotal turning point for beef quality. The paper revealed significant financial losses due to poor management practices.

Josh White, Senior Executive Director of Producer Education and Sustainability at the National Cattlemen’s Beef Association (NCBA), recalls the growing awareness that prompted industry leaders to reconsider standard management practices for that time. “We were looking at, ‘What are we doing on the live animal side that’s causing problems further down the line, and how can we improve it?’” White explains.

Organizations like the Texas Cattle Feeders Association, Kansas Livestock Association and major universities — such as Kansas State University, Oklahoma State University and the University of Nebraska-Lincoln — spearheaded efforts to improve beef quality. Their work coincided with the formation of the National Beef Checkoff, which helped fund the development of safety programs aimed at addressing carcass quality, namely within the feedyard sector. Findings from both the USDA Meat Animal Research Center in Clay Center, Nebraska, and Colorado State University demonstrated that tenderness in primal cuts was negatively impacted by injection site blemishes. According to White, these collective efforts “snowballed” into what would become the foundation of the Beef Quality Assurance (BQA) program.

By 1992, the first official National Beef Quality Audits were released, followed by another in 1994, establishing a precedent for releasing updated audits every five years. These audits became a cornerstone of the BQA program, providing a framework for improving beef production from the ground up.

As the industry embraced BQA, its impact extended beyond safety concerns to economic benefits. In fact, the NCBA recently partnered with CattleFax on a cow-calf management report entitled “Right Way, Right Time,” which incorporates data from these audits and quantifies the financial value of better management practices.

Today, BQA certification has become an industry standard. Major packers now require cattle to be sourced from BQA-compliant feedyards, and brands like Certified Angus Beef® (CAB) integrate BQA principles in communicating the safety and quality of its products to licensees.

In 2019, U.S. Premium Beef required that all fed cattle come from BQA-certified sources. Looking to the future, organizations such as the American Hereford Association are planning for 100% of its seedstock breeders to be BQA-certified, further embedding these standards into the beef industry.

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Marketing Beef with BQA

The BQA program also plays a vital role in marketing beef to consumers through campaigns like “Beef. It’s What’s for Dinner.” White highlights a recent series of videos that featured Kansas ranchers, Kansas BQA Coordinator Clayton Huseman and other BQA leaders marking the first time BQA messaging has been so prominently included in consumer-facing content.

“That’s the first time we’ve been that forward — putting a strong BQA narrative into consumer messaging,” he says.

The results were impressive, with consumer trust in the industry’s stewardship practices increasing by 40% after watching the 30-second videos. Each video garnered more than 4 million views, with some approaching the 5 million mark. Viewership was measured by each time a video was watched in entirety from start to finish.

White sees this as a powerful testament to the public’s interest in how cattle are raised. “That narrative really moved the needle,” he affirms. “BQA creates a lot of transparency for our industry to be able to say, ‘Here’s the program. Here are people that are doing it. If you’re skeptical, go explore it.’”

Industry and BQA

BQA is also playing a leadership role in biosecurity, an increasingly critical issue for beef producers. White recommends producers start with the biosecurity resources available through BQA, including a biosecurity template that provides step-by-step guidance. From there, producers can explore the Secure Beef Supply Plan, which provides more comprehensive strategies for managing biosecurity risks.

BQA also embraces technology that improves recordkeeping and often works with U.S. CattleTrace on educational efforts to ensure the integrity of the beef supply chain. White notes that human error continues to be a major factor in residue violations, particularly when it comes to record keeping. “Using electronic ID does take out some human error,” he says. “For folks who have incorporated electronic ID, I haven’t heard anybody say they wanted to go back.”

BQA’s efforts are supported primarily by the Beef Checkoff, although the program has increasingly attracted funding from federal grants and outside partners. Recently, the USDA’s National Institute of Food and Agriculture (NIFA) awarded NCBA funds to develop content in Spanish, broadening the program’s reach. BQA also collaborates regularly with the U.S. Meat Export Federation (USMEF) on international initiatives to promote beef safety, and it was recently recognized for meeting the ISO standard for cattle welfare, underpinning BQA’s good standing in international beef production.

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Getting Certified

BQA certification is available through two methods: in-person training or online courses. While both options are effective, White encourages producers to consider attending an in-person session whenever possible. “Some states offer a sort of continuing education credit, where you can attend multiple shorter events and collect hours, kind of like you do with a pesticide applicator’s license,” he says. These in-person sessions, led by authorized trainers, last between one to two hours and provide a hands-on learning experience.

For those unable to attend in person, an online certification is available through BQA.org. This course can be taken at any time, with the ability to start and pause as needed. On average, it takes about two to three hours to complete.

The recently updated BQA website also offers a range of helpful resources, including biosecurity planning guides and record-keeping tools, along with listings of in-person certification events by state.

Certification is tailored to various sectors of the beef industry, including cow-calf, stocker-backgrounder and feedyard operations. Additionally, certification must be renewed every three years, and for those looking to build upon their foundational knowledge, BQA offers continuing education courses online as well. These modules delve deeper into topics such as biosecurity, stockmanship, and herd health operational management, with each module earning one credit toward recertification. A total of three credits is required every three years to maintain certification.

A BQA transportation certification is also available as part of the continuing education program. Although primarily designed for cattle haulers, White notes that anyone interested in improving their knowledge of cattle transportation is welcome to complete the module, which provides two credits toward recertification. An active BQA certification and user account in the national BQA platform is required to access continuing education modules.

As the beef industry keeps building transparency, BQA is at the forefront, guiding producers in best practices and ensuring that quality and safety remain top priorities. Through its certification programs, marketing efforts, and leadership in biosecurity, BQA is helping to keep beef on the table.

Sidebar: BQA Resources

•	Find a BQA training near you, and your state BQA coordinator’s contact information: www.bqa.org/beef-quality-assurance-certification/ in-person-training
•	Follow @NationalBQA on YouTube: www.youtube.com/@NationalBQA
•	Access BQA resources: www.bqa.org/resources/ landing
•	Locate BQA biosecurity resources: www.bqa.org/ resources/biosecurity-resources

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Sidebar: Josh White

Josh White serves as the Senior Executive Director - Producer Education & Sustainability for the National Cattlemen’s Beef Association (NCBA), a role he’s been in for more than a decade.

Josh and his team work to capitalize on the rich histories of the Beef Quality Assurance, Masters of Beef Advocacy, Environmental Stewardship Award Program, Stockmanship & Stewardship, and Cattlemen’s College programs while moving these initiatives forward to deliver even greater value to the cattle industry. He also provides leadership for NCBA’s policy funded sustainability efforts and supports beef checkoff funded efforts associated with sustainable cattle production.

Before joining NCBA, Josh served as the Executive Director of the Georgia Cattlemen’s Association and Georgia Beef Board. He continues to own cattle on a family farm in Georgia. Josh and his wife, Erin, reside in Highlands Ranch, Colorado. They are proud parents of three children and were recently blessed with their first grandchild.

Owning the Hotel

High Choice Feeders builds on its investments in U.S. Premium Beef to successfully expand feedlot operations.

In the prairies of western Kansas, High Choice Feeders established itself as a feedlot known for quality and reliability. President Bradley Scott envisioned more than just managing cattle — he dreamed of owning his own feedyards, a goal that propelled him from his family farm to building a successful cattle operation.

Scott’s early years in the industry were shaped by his family’s livestock operation in northern Illinois. Eventually, they outgrew their capacity and began custom feeding cattle across the U.S. He and his team then decided to take a more permanent approach to the business, which led them to Scott City, Kansas.

“We thought that maybe instead of using the hotel, we should maybe want to own the hotel,” he reflects on the decision to purchase their own feedyards.

In 2006, Scott and his partners made their first significant investment by purchasing two feedyards in Scott City. Over time, their business grew to include a third feedyard in Harlan County, Nebraska. A key part of Scott’s success is his involvement with USPB, which offers members not only a voice in National Beef’s operations but also financial benefits through its A and B units.

Initially, Scott wasn’t sure about the benefits of the opportunity. “It was a little daunting at first... but it’s turned out to be an absolutely wonderful investment.”

The structure of USPB’s A and B units has provided Scott with a twofold benefit: increased financial returns and a way to mitigate market risks. A-units, which are tied to production, allow producers to deliver cattle to National Beef plants and benefit from a premium pricing system based on the quality of their cattle. “When you own a unit, you are obligated to deliver one animal to one of the National Beef plants, and that gets you into an owner’s grid,” Scott explains. “You get rewarded for the better cattle that you deliver. Last year, we’ve averaged over $60 a head in premiums.”

B-units have provided Scott with a financial safety net during market downturns. “If the cattle are not doing very well financially in bad markets, usually the packing company [National] will be doing quite well,” Scott notes. “It’s like a teeter-totter; usually one end is up and making money, and it’s worked out very well for us.”

Scott’s long-term involvement with USPB has given him a unique perspective on the company’s success. “[USPB] is unique... it’s been successful over decades, and that’s what makes it stand out from anybody else in the industry.”

Looking ahead, Scott remains optimistic about the future of High Choice Feeders. Together with his business partner John Hintzsche, they continue expanding the operation, and Scott credits CEO Doug Claussen and the entire team for keeping High Choice Feeders at the forefront. “We’ve never had any regrets. It’s worked very well.”

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Understanding “Over 30 Month” Carcasses

“Over 30 Month” (OTM) carcasses are discounted on USPB grids. This is a physiological estimate of age determined by dentition (teeth) of every carcass processed in packing plants. To meet USDA Food Safety Inspection Service (FSIS) regulations, carcasses with three or more permanent incisors breaking the gumline are identified as 30 Months of Age or Older.

Producers who raise their cattle from birth occasionally get carcasses marked as OTM. This can be frustrating when they know the true age of the animal is less than 30 months. One producer commented, “They shouldn’t call it OTM, they should call it more than two permanent incisors.”

In reality, cattle older than 20-24 months have an increased risk of being classified as OTM by dentition. Dentition is a physiological indicator that can be used for all carcasses.

Age is an issue because some countries that buy U.S. beef do not allow any product from older animals. This is still a remnant of Bovine Spongiform Encephalopathy (BSE) detected in December 2003. Initially, exports came to a halt. As borders began to open, many countries restricted exports to only younger cattle. This was because BSE takes so long to develop.

The FSIS put in place the system of determining age via dentition to protect the public and help resume international trade. Traditionally, animals begin to erupt their second pair of incisors at 24 through 30 months of age.

The bottom line is, cattle that are approaching 24 months of age can be marked OTM if one or both of the second pair of permanent incisors is poking through the gumline. Variability between animals exists. Like humans, not all cattle get their permanent teeth at the same chronological age.

After BSE, when age and source verification programs were in place, producers were able to avoid some OTM discounts on cattle that were verified to be younger. However, packing plants no longer have these USDA verified programs in place. Even if they did, the process of approving and tracking the few groups that could be verified would be too cumbersome and would only apply to a small number of OTM carcasses.

USDA FSIS and some importing countries still require control and removal of Specified Risk Materials (SRM). These are primarily nervous tissue. Some SRMs are only related to cattle that are determined to be OTM. That means additional actions must be taken with OTM carcasses.

The dentition check is initially done on the slaughter floor by a plant employee that is trained and monitor ed by plant management with an ongoing review of USDA. If a carcass is determined to be OTM, it is physically marked to ensure it will be segregated and excluded from export programs.

Soon after, the head is removed and proceeds to the head inspection line. Here, trained FSIS inspectors look at the head for signs of disease or poor health. They also check dentition of every carcass as part of the plant’s USDA Food Safety and Export Verification Program (EVP). Heads are marked with a temporary tag to match the same sequential number of the carcass.

Because of the hassle of segregating, removing and managing SRMs and the loss of exports, packers like National Beef (NBP) would like as few OTMs as possible. If the plant did not mark OTM animals that should be, it would be at risk of violating its EVP and the packer could potentially lose the ability to export any product to those countries, and in some cases could have operations interrupted by FSIS for not identifying and managing OTM carcasses and SRMs.

Another challenge is OTM carcasses must be fabricated as separate groups at the end of the production day to be excluded from exports. This must be done to ensure no OTM product ends up in an export box.

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Fortunately, OTM carcasses only represent about 3% of cattle harvested. However, that creates another challenge — size of fabrication groups. If a large plant can harvest 6,000 head per day, around 180 would be classified as OTM. Harvest groups are also divided by quality grade — so all product coming off fabrication can go into boxes for the same grade. Dividing those OTMs into Prime, Choice, Select and No Roll categories can end up with volumes that are just not feasible.

For example, if 10% of those 180 OTM carcasses are Prime, that is a mere 18 Prime OTM carcasses per day. As a result, the Prime carcasses are processed with the Choice carcasses. This is not a USDA restriction. This is a feasibility and through-put issue for NBP.

Therefore, on the USPB Kansas grid, OTM carcasses are not paid a Prime premium since they are marketed as Choice. The same applies for the USPB Iowa grid. Additionally, the Tama plant, being much smaller, also combines Select and No Roll within OTM carcasses. So, all OTM carcasses on the Iowa grid are either paid at Choice or No Roll price.

In addition, specifications for Certified Angus Beef® (CAB) do not allow for carcasses to be OTM. As such, OTM carcasses are not eligible for CAB premiums.

Figure 2 shows how OTM percentage has increased during recent years, within USPB carcasses. This now represents more than 17,000 USPB carcasses each year.

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There is a seasonality to OTM carcasses. Early in the year, concentration is higher. Then, as new-crop calves are harvested, they decrease to a seasonal low in July and August. Then the increase resumes.

To-date in fiscal year 2024, Kansas grid cattle have averaged 2.52% OTM. At the same time period last year, it was at 2.13%. This year, Iowa grid cattle are 0.75% points higher than the same period last year.

The industry is encouraging heavier weights. It’s logical we’ve been allowing cattle to grow in backgrounding programs longer to allow for increased harvest weights. In addition, the industry is feeding cattle more days in the feedyard. Altogether, this leads to bigger, older cattle.

Research has documented a relationship between carcasses of advanced maturity and two different DNA markers. So, there is a genetic component to those animals that have OTM dentition, but true chronological age that is less.

Estrogenic hormone implants have been shown to increase bone maturity to a small degree. Researchers have commented it is likely to have similar effect on dentition. USPB cattle on the NatureSource program receive no hormone implants. In fiscal year 2023, natural cattle had only 0.26% OTM. The average of all USPB lots was 2.23% OTM. Looking only at USPB lots originating from Mexico, their average was 3.75%. By comparison, the 2022 National Beef Quality Audit documented 2.60% OTM within the carcasses sampled.

There is also suspicion that consuming hard, coarse forage could potentially cause teeth to erupt earlier — backgrounding on cornstalks or winter grazing stockpiled, lower quality (coarser) grass for example. It’s also common to observe cattle chewing on wooden boards/fencing or even a metal neck-rail at the feed bunk. This is similar to giving a teething baby something to chew on to help teeth come in and relieve the pressure on the gums.

Research shows periods of an animal’s life with low growth rate increases the maturity of collagen and advance bone maturity more rapidly. Grazing during a drought would not only include coarse forages, but also, slow growth rate.

Some researchers speculate that selection for earlier reproductive maturity could be related to the increase in physiological maturity.

Several research reports have noted heifer carcasses have a higher percentage OTM and skeletal maturity than steers. Yet, there are plenty of USPB lots of all steers that show higher levels of OTM.

Table 1 summarizes USPB lots harvested during fiscal year 2023 in Kansas plants. Natural lots and those of Mexican origin have been excluded. This table compares lots as they were described on Form B when feedyards submitted them for the showlist. A typical assumption is heifers are the main culprit of age-related discounts. Compared to steers, heifers did have slightly more OTM and Hard Bone (HB) which are also older by skeletal bone maturity. However, what is surprising is how high the mixed sex lots were in both OTM and HB. They were also lighter, but fed less days and were harvested in smaller groups/lots at harvest.

Table 2 summarizes individual USPB carcasses on the Kansas grid. It compares all individuals that are not OTM to those that are OTM. Those with advanced dentition had heavier carcass weight, with less black cattle, and only slightly more heifers. HB percentage was significantly higher indicating that both dentition and bone maturity were advanced. The OTM carcasses had a little less backfat but less muscling and resulted in a small increase in yield grade 4 and 5 percentage. Marbling score was higher, but final quality grades were lower due to the advanced maturity. Also, remember OTM carcasses did not have any that were paid as Prime or CAB. In total, OTM carcasses were valued $153 per head less total dollars last year.

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Table 3 summarizes groups or lots that had zero OTM, 5% to 10% OTM, or greater than 10% OTM carcasses. Feedlot in-weights increased, and days fed decreased as OTM increased. Carcass weight also increased. The Choice or better percentage was lower, and CAB decreased due to less black hides and OTM carcasses are excluded from the brand. Lots with 5% to 10% OTM had significantly lower premium but remained solid at $57 per head. However, those with more than 10% OTM had a discount compared to the cash market, on average.

Some producers call if they had OTM carcasses on cattle known to be younger than 30 months by chronological age. However, other producers have delivered “replacement heifer rejects” — those that did not breed and are then finished. These are usually about 21-23 months of age at harvest. Some groups certainly have problems with age-related discounts. Yet, other groups have none.

One ranch from New Mexico has marketed their home-raised calves for years on the USPB grid with almost no maturity problems. Then, last year, saw substantial levels of both OTM and HB. This suggests the animals’ environment is a factor. If any other ranches experience this, it might create some research opportunities to learn more.

It is unlikely OTM carcasses will be eliminated. However, with better understanding comes opportunity. Please call Brian at 866-877-2525 if you have questions.

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CAB Recognizes USPB Members

At the recent Certified Angus Beef® (CAB) Annual Conference in Verona, New York, two USPB families received recognition for their outstanding achievements.

USPB Qualified Custom Feedlot owner and board member Wayne Carpenter of Carpenter Cattle Company, Brewster, Kansas, was recognized with the 2024 CAB Feedyard Commitment to Excellence Award. The Carpenters have been USPB members since USPB’s founding.

The Walt family of W6 Cattle from Collyer, Kansas, was recognized with the 2024 C AB Commercial Commitment to Excellence Award. W6 Cattle retains ownership of Angus-based calves at Beef Belt Feeders in Scott City, Kansas.

Read more about these award winners at: https://cabcattle.com/.

Photo cutline: The Carpenter family. Kids, front row (l to r): Wells, Macklyn, Wrylyn, Colt and Cooper. Back row (l to r): Quinnlyn, Seth, Leisha, Wayne and Jarrett. Not pictured: Trisha and Kimber.

Photo cutline: The Walt family (l to r): Aceton, Quitin, Brian, Jana, Madison and Keaton Walt.

Morgan Named to Cattle Feeders Hall of Fame

Joe Morgan of Poky Feeders in Scott City, Kansas, was recently named as a 2025 inductee to the Cattle Feeders Hall of Fame.

His induction ceremony will take place at a banquet Feb. 5, 2025, at the National Cattlemen’s Beef Association convention in San Antonio, Texas.

Morgan currently serves as the CEO at Poky Feeders, a USPB Qualified Custom Feedyard member. His son, Grant, is the general manager of the feedyard.

Morgan has been a member of the USPB Board of Directors since 2007, and currently serves as vice chairman.

Don’t Forget

•	USPB Class A delivery Rights are in high demand. If you desire to lease delivery rights, please call our office for further information. The current lease rate is $9 per delivery right, but is subject to change.
•	Our fiscal year 2024 concludes Dec. 28. Delivery rights must be used prior to this date.
•	If any of your contact information needs to be updated in our records, the best way to provide your updates is emailing us at uspb@uspb.com.

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USPB FY 2024 Annual Meeting Notice

Mark your calendars for the Fiscal Year 2024 Annual Meeting on March 26, 2025. This one-day meeting will be held at the United Wireless Arena and Conference Center in Dodge City, Kansas. Attendees will have the opportunity to hear from USPB and National Beef management on FY 2024 results.

We are excited to announce our evening speaker is Mitch Holthus, the play-by-play voice of the Kansas City Chiefs. Registration and hotel information will be mailed in January.

Two positions on USPB’s Board of Directors are up for election. Jerry Bohn of Wichita, Kansas, and Wayne Carpenter of Brewster, Kansas, currently hold these positions.

Both have indicated their desire to run for re-election. Unitholders who have an interest in becoming a candidate for USPB’s Board of Directors should contact the office at 866-877-2525.

Applications are due to the USPB Nominating Committee by Dec. 19.

USPB Attending Upcoming Conventions

USPB will be participating in upcoming association and industry meetings. Be sure to stop by our booth at these upcoming conventions:

Kansas Livestock Assoc. Convention and Trade Show

November 20-22

Manhattan, Kansas

Iowa Cattle Industry Convention

December 12-13

Ames, Iowa

National Cattlemen’s Beef Assoc. Convention and Trade Show

February 4-6, 2025

San Antonio, Texas

Sims Joins USPB Staff

Amanda Sims joined USPB Sept. 16 as a staff accountant. In this role, she will assist the CFO and treasurer with their day-to-day accounting responsibilities. Amanda graduated with a Bachelor of Science in accounting from Northwest Missouri State University in 2022.

“Amanda comes to USPB with a good background in accounting,” USPB CFO Scott Miller explained in announcing Sim’s hiring. “She brings a skillset that will greatly assist the company with its accounting requirements.”

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Steaks for the Holidays

Make this holiday season special with premium steaks from the Kansas City Steak Company! As a valued USPB member, you can enjoy an exclusive 15% discount and free shipping on your holiday order.

To claim your discount, use code BEEFUSPB when shopping online at kansascitysteaks.com or by calling 888-KC-STEAK.

Happy holidays from USPB!

2024/2025 Upcoming Sales

USPB’s Qualified Seedstock Suppliers are proud to offer genetics that can help achieve your goals. Check out these upcoming sales:

For more information and links to sale details, visit www.uspb.com. You can also find details on private treaty sales year-round.

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